Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 16, 2016 (including amendments thereto) with respect to the Common Shares, $0.002 par value per share, of Alpha and Omega Semiconductor Limited.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 16, 2016
Raging Capital Management, LLC

	By:	/s/ Frederick C. Wasch
		Name:	Frederick C. Wasch
		Title:	Chief Financial Officer

/s/ Frederick C. Wasch
Frederick C. Wasch as attorney-in-fact for William C. Martin